Exhibit 99.1

Brookdale Announces Fourth Quarter and Full Year 2017 Results

Nashville, Tenn. February 22, 2018 - Brookdale Senior Living Inc. (NYSE: BKD) ("Brookdale" or the "Company") announced results for the quarter and year ended December 31, 2017.

Fourth Quarter 2017 Highlights:

•	Average occupancy increased 40 basis points sequentially from the third quarter to the fourth quarter to 85.2%.

•	Revenue per Occupied Unit (RevPOR) increased 3.1% in the fourth quarter compared to the prior year quarter.

•	The turnover of its key community leadership declined by 19% in the fourth quarter versus the prior year quarter.

•	The Company entered into a multi-part agreement with HCP, Inc. ("HCP") to terminate leases, sell joint venture interests, acquire select communities and restructure management rights.

The Company reported net income of $15.0 million for the fourth quarter of 2017 compared to net loss of $268.6 million for the fourth quarter of 2016. Net income for the fourth quarter of 2017 included a $64.0 million deferred income tax benefit, which included the impact of the Tax Cuts and Jobs Act ("Tax Act"). Fourth quarter 2017 net cash provided by operating activities was $83.6 million compared with $88.5 million for the fourth quarter of 2016. Adjusted EBITDA was $138.1 million for the fourth quarter of 2017 compared to $184.2 million for the fourth quarter of 2016.  Excluding transaction and strategic project costs of $10.9 million, Adjusted EBITDA for the fourth quarter of 2017 was $149.0 million. Adjusted Free Cash Flow for the fourth quarter of 2017 was negative $11.7 million compared to positive $33.2 million for the fourth quarter of 2016. Brookdale's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures for the fourth quarter of 2017 was $12.0 million compared to $6.8 million for the fourth quarter of 2016. Adjusted EBITDA and Adjusted Free Cash Flow are financial measures not calculated in accordance with GAAP.  See "Reconciliation of Non-GAAP Financial Measures" below for the Company's definitions of such financial measures, reconciliations of such measures to their most comparable GAAP financial measures and other important information regarding the use of the Company's non-GAAP financial measures.

The Company reported a net loss of $571.6 million for the year ended December 31, 2017 compared to a net loss of $404.6 million for the year ended December 31, 2016. Full year 2017 net cash provided by operating activities was $366.7 million compared with $365.7 million for the full year 2016. Adjusted EBITDA was $638.6 million for 2017 compared to $770.8 million for 2016.  Excluding transaction and strategic project costs of $25.4 million, Adjusted EBITDA for 2017 was $664.0 million. Adjusted Free Cash Flow for 2017 was $97.6 million compared to $153.8 million for 2016. Brookdale's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures for 2017 was $35.4 million compared to $32.6 million for 2016.

Fourth Quarter Financial Results

Total revenue for the fourth quarter of 2017 was $1.17 billion compared to $1.21 billion for the prior year period. Resident fees were $906.3 million for the fourth quarter of 2017, a decrease of 10.3% from the fourth quarter of 2016.  The decrease in resident fees was primarily a result of the disposition of 127 communities (11,935 units) through asset sales and lease terminations since the beginning of the prior year period. Fourth quarter monthly RevPAR for the consolidated senior housing portfolio was $3,904, an increase of 2.1% from the fourth quarter of 2016, driven by a year-over-year increase in RevPOR of 3.1%, which was partially offset by a decrease in weighted average unit occupancy of 80 basis points. Weighted average unit occupancy for the consolidated senior housing portfolio increased 40 basis points to 85.2% from the third quarter of 2017, and is 60 basis points above its lowpoint in the second quarter of the year. See "Definitions of RevPAR and RevPOR" below for the Company's definitions of such terms.

Facility operating expenses for the fourth quarter of 2017 were $634.6 million, a decrease of 7.5% from the fourth quarter of 2016.  The decrease in facility operating expenses was primarily due to disposition activity, through asset sales and lease terminations. Combined segment operating margin was 31.4% for the fourth quarter of 2017 versus 33.4% for the fourth quarter of 2016.

Net income for the fourth quarter of 2017 was $15.0 million, versus a net loss of $268.6 million for the fourth quarter of 2016. Net income for the fourth quarter of 2017 included a deferred income tax benefit of $64.0 million, including a benefit of $112.4 million resulting from the re-measurement of the Company's net deferred tax liability due to the impact of the Tax Act.

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Weighted average shares outstanding were 186.4 million for the fourth quarter of 2017 compared with weighted average shares outstanding of 185.7 million for the prior year quarter.

Net cash provided by operating activities for the fourth quarter of 2017 was $83.6 million, a decrease of $4.9 million, or 5.5%, compared with the fourth quarter of 2016, driven primarily by disposition activity, which was partially offset by an increase in facility operating expenses at the communities operated during both full periods.

Annual Financial Results

Total revenue for the full year 2017 was $4.75 billion, a decrease of 4.6% from the prior year. Net loss for the full year 2017 was $571.6 million, versus a net loss of $404.6 million for the full year 2016. Full year 2017 net cash provided by operating activities was $366.7 million, an increase of $0.9 million, or 0.3% compared with the prior year.

The Company's full year 2017 results compared to the Company's most recent 2017 full-year guidance were:

(in millions)	Full Year 2017 Guidance as of November 6, 2017			Actual Full Year 2017
Adjusted EBITDA, excluding transaction and strategic project costs	$650	to	$670	$664

Adjusted Free Cash Flow	$80	to	$100	$98

The Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures	$28	to	$32	$35

Non-GAAP Financial Measures

Adjusted EBITDA and Adjusted Free Cash Flow are financial measures that are not calculated in accordance with GAAP.  The Company strongly urges you to review the information under "Reconciliation of Non-GAAP Financial Measures" below for the Company's definitions of each of these non-GAAP financial measures, a detailed description of why the Company believes such measures are useful, the limitations of each measure, and a reconciliation of Adjusted EBITDA from the Company's net income (loss), a reconciliation of the Company's Adjusted Free Cash Flow from the Company's net cash provided by (used in) operating activities, and a reconciliation of the Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures from such ventures' net cash provided by (used in) operating activities. The Company changed its definition and calculation of Adjusted EBITDA when it reported results for the second quarter of 2016. Prior period amounts of Adjusted EBITDA presented herein have been recast to conform to the new definition. See "Reconciliation of Non-GAAP Financial Measures" below for a description of such changes to the definition of Adjusted EBITDA.

Adjusted EBITDA decreased 25.0% to $138.1 million for the fourth quarter of 2017, compared to $184.2 million for the fourth quarter of 2016. Excluding transaction and strategic project costs of $10.9 million for the fourth quarter of 2017 and integration, transaction, transaction-related and strategic project costs of $10.1 million for the fourth quarter of 2016, Adjusted EBITDA for the fourth quarter of 2017 was $149.0 million, compared to $194.2 million for the fourth quarter of 2016. The decrease in Adjusted EBITDA was primarily due to disposition activity, through asset sales and lease terminations, since the beginning of the prior year period. Additionally, increases in community labor expenses and insurance expense at the communities operated during both full periods contributed to the decline in Adjusted EBITDA. Adjusted EBITDA for the fourth quarter of 2017 includes approximately $1.9 million of facility operating expenses related to the Company's response to Hurricanes Harvey and Irma and wildfires in California.

The Company's Adjusted Free Cash Flow for the fourth quarter of 2017 decreased $44.8 million to negative $11.7 million compared to positive $33.2 million for the fourth quarter of 2016. Included in fourth quarter 2017 Adjusted Free Cash Flow is $71.9 million of non-development capital expenditures, net of reimbursements and $1.9 million of facility operating expenses related to natural disasters. The Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures was $12.0 million for the fourth quarter of 2017 compared with $6.8 million for the prior year period.

Operating Activities

The Company reports information on five segments.  Three segments (Retirement Centers, Assisted Living and CCRCs-Rental) constitute the Company's consolidated senior housing portfolio.  The Ancillary Services segment includes the Company's home

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health, hospice and outpatient therapy services.  The Management Services segment includes the services provided to unconsolidated communities that are operated under management agreements.

Senior Housing

Revenue for the consolidated senior housing portfolio was $792.8 million for the fourth quarter of 2017, a decrease of 11.5% from the fourth quarter of 2016. Facility operating expenses were $533.9 million for the fourth quarter of 2017, a decrease of 9.3% from the fourth quarter of 2016. Operating income for the consolidated senior housing portfolio decreased by 15.8% from the fourth quarter of 2016, to $258.9 million for the fourth quarter of 2017.  The decreases in resident fees and facility operating expenses during the three months ended December 31, 2017 were primarily due to disposition activity, through asset sales and lease terminations, of 127 communities (11,935 units) since the beginning of the prior year period.

Same community revenue for the consolidated senior housing portfolio for the fourth quarter of 2017 increased 0.5% from the corresponding period in 2016.  Same community RevPAR increased 0.6% in the fourth quarter of 2017 from the fourth quarter of 2016, driven by an increase in same community RevPOR of 1.9%, which was partially offset by a decline in weighted average unit occupancy of 110 basis points. Consolidated same community facility operating expenses, excluding costs related to natural disasters, for the fourth quarter of 2017 increased by 4.6% over the fourth quarter of 2016, driven primarily by an increase in community labor expenses arising from wage rate increases. As a result, same community operating income for the consolidated senior housing portfolio for the fourth quarter of 2017 decreased by 6.6% from the fourth quarter of 2016, to $252.7 million. Same community weighted average unit occupancy for the consolidated senior housing portfolio increased 10 basis points to 85.6% sequentially from the third quarter of 2017.

Brookdale Ancillary Services

Revenue for the Company's ancillary services segment decreased $0.5 million, or 0.5%, to $113.5 million for the fourth quarter of 2017 compared to the prior year fourth quarter. Facility operating expenses for the fourth quarter of 2017 increased $3.0 million, or 3.0%, over the fourth quarter of 2016, primarily due to increases in salaries and wages arising from wage rate increases. As a result, ancillary services operating income for the fourth quarter of 2017 was $12.8 million, a decrease of 21.5% versus the fourth quarter of 2016, with operating margin decreasing to 11.3% from 14.3% for the fourth quarter of 2016. The decrease in ancillary services operating income was primarily the result of lower Medicare reimbursement rates for home health services and increases in salaries and wages arising from wage rate increases. Despite an increase over the prior year fourth quarter, the Company's home health average daily census was negatively impacted by interruptions to service by Hurricane Irma in Florida.

Liquidity

Total liquidity for the Company was $872.6 million at December 31, 2017, an increase of $288.6 million from December 31, 2016.  Liquidity at December 31, 2017 included $222.6 million of unrestricted cash and cash equivalents, $291.8 million of marketable securities, and $358.2 million of availability on the Company's secured credit facility.

As of December 31, 2017, the current portion of long-term debt includes the $309.9 million carrying amount of the Company's 2.75% convertible senior notes due June 15, 2018. The Company estimates that it will have sufficient liquidity to settle the outstanding principal amount of $316.3 million of the convertible notes in cash at maturity.

Update on Previously Announced Transactions with HCP

The Company has continued to make progress on transactions with HCP announced in November 2017 and November 2016.

During the quarter, the Company terminated the leases for 26 communities (2,854 units). These lease terminations included the termination of 23 triple-net leases with HCP, which completed the transactions contemplated by the agreement with HCP announced in November 2016. As a result of these lease terminations, the Company recognized a gain on sale of assets of $11.4 million for the recognition of deferred gains from previous sale-leaseback transactions.

As announced in November 2017, the Company amended and restated triple-net leases covering substantially all of the communities leased from HCP into a Master Lease and entered into a definitive agreement with HCP for a multi-part transaction that includes the following components:

•	Lease Terminations - The parties agreed to terminate triple-net leases on 35 communities (3,331 units).

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•
Sale of Venture Interests - HCP agreed to acquire Brookdale’s 10% ownership interest in two existing unconsolidated RIDEA ventures between the companies, for which Brookdale provided management services to 59 communities (9,585 units).

•	Acquisition of Six Communities - Brookdale agreed to acquire four of the venture communities (787 units) and to acquire two of the triple-net-leased communities (208 units).

•
Restructuring of Management Rights - The parties agreed that Brookdale will retain management of 18 of the venture communities (3,276 units) with an extended term to expire in 2030, and will terminate management of 37 of the venture communities (5,522 units).

In December 2017, the Company completed the sale of its 10% ownership interest in one of the RIDEA ventures for $32.1 million and recognized a $7.2 million gain on the sale. In January 2018, the Company completed the acquisition of one community from HCP. Brookdale expects the disposition of its ownership interest in the second unconsolidated RIDEA venture and its acquisition of the remaining five communities to occur in the next three months, and expects the terminations of triple net leases on 33 communities and management agreements on 37 communities to occur in stages throughout 2018. The closings of the various transactions are subject to the satisfaction of various closing conditions, including (where applicable) the receipt of regulatory approvals. However, there can be no assurance that the transactions will close or, if they do, when the actual closings will occur.

Assets Held for Sale

As of December 31, 2017, 15 communities (1,508 units) were classified as assets held for sale with a carrying value of $106.4 million, and $30.1 million of associated mortgage debt, which is included in the current portion of long-term debt.  The closings of the sales of the 15 communities held for sale are subject to receipt of regulatory approvals and satisfaction of other customary closing conditions, and are expected to occur during the next 12 months; however, there can be no assurance that the transactions will close or, if they do, when the actual closings will occur.

Supplemental Information

The Company will post on the Investor Relations section of the Company's website at www.brookdale.com supplemental information relating to the Company's fourth quarter 2017 results.  This information will also be furnished in a Form 8-K to be filed with the SEC. An updated Investor Presentation will also be posted.

Earnings Conference Call

Brookdale's management will conduct a conference call to review the financial results of its fourth quarter and full year ended December 31, 2017 on February 22, 2018 at 9:00 AM ET.  The conference call can be accessed by dialing (866) 900-2996 (from within the U.S.) or (706) 643-2685 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the "Brookdale Senior Living Fourth Quarter Earnings Call."

A webcast of the conference call will be available to the public on a listen-only basis at www.brookdale.com.  Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast.  A replay of the webcast will be available through the website for three months following the call.

For those who cannot listen to the live call, a replay will be available until 11:59 PM ET on March 7, 2018 by dialing (855) 859-2056 (from within the U.S.) or (404) 537-3406 (from outside of the U.S.) and referencing access code "9439517".  A copy of this earnings release is posted on the Investor Relations page of the Brookdale website (www.brookdale.com).

About Brookdale Senior Living

Brookdale Senior Living Inc. is the leading operator of senior living communities throughout the United States.  The Company is committed to providing senior living solutions primarily within properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents.  Brookdale operates independent living, assisted living, and dementia-care communities and continuing care retirement centers, with approximately 1,023 communities in 46 states and the ability to serve approximately 101,000 residents as of December 31, 2017.  Through its ancillary services program, the Company also offers a range of home health, hospice and outpatient therapy services.  Brookdale's stock is traded on the New York Stock Exchange under the ticker symbol BKD.

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Definitions of RevPAR and RevPOR

RevPAR, or average monthly senior housing resident fee revenues per available unit, is defined by the Company as resident fee revenues, excluding Brookdale Ancillary Services segment revenue and entrance fee amortization, for the corresponding portfolio for the period, divided by the weighted average number of available units in the corresponding portfolio for the period, divided by the number of months in the period.

RevPOR, or average monthly senior housing resident fee revenues per occupied unit, is defined by the Company as resident fee revenues, excluding Brookdale Ancillary Services segment revenue and entrance fee amortization, for the corresponding portfolio for the period, divided by the weighted average number of occupied units in the corresponding portfolio for the period, divided by the number of months in the period.

Safe Harbor

Certain statements in this press release and the associated earnings conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements relating to our redefined strategy, including initiatives undertaken to execute on our strategic priorities and their intended effect on our results; our operational, sales, marketing and branding initiatives; our expectations regarding the economy, the senior living industry, senior housing construction, supply and competition, occupancy and pricing and the demand for senior housing; our expectations regarding our revenue, cash flow, operating income, expenses, capital expenditures, including expected levels and reimbursements and the timing thereof, expansion, redevelopment and repositioning opportunities, including Program Max opportunities, and their projected costs, cost savings and synergies, and our liquidity and leverage; our plans and expectations with respect to acquisition, disposition, development, lease restructuring and termination, financing, re-financing and venture transactions and opportunities (including assets held for sale, the pending transactions with HCP, Inc. and our plans to market in 2018 and sell approximately 30 owned communities), including the timing thereof and their effects on our results; our expectations regarding taxes, capital deployment and returns on invested capital, Adjusted EBITDA and Adjusted Free Cash Flow (as those terms are defined herein); our expectations regarding returns to stockholders, our share repurchase program and the payment of dividends; our ability to secure financing or repay, replace or extend existing debt at or prior to maturity; our ability to remain in compliance with all of our debt and lease agreements (including the financial covenants contained therein); our expectations regarding changes in government reimbursement programs and their effect on our results; our plans to expand our offering of ancillary services; and our ability to anticipate, manage and address industry trends and their effect on our business. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "could," "would," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "project," "predict," "continue," "plan," "target" or other similar words or expressions. These forward looking statements are based on certain assumptions and expectations, and our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and actual results and performance could differ materially from those projected. Factors which could have a material adverse effect on our operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, the risk associated with the current global economic situation and its impact upon capital markets and liquidity; changes in governmental reimbursement programs; the risk of overbuilding, new supply and new competition; our inability to extend (or refinance) debt (including our credit and letter of credit facilities and our outstanding convertible notes) as it matures; the risk that we may not be able to satisfy the conditions precedent to exercising the extension options associated with certain of our debt agreements; events which adversely affect the ability of seniors to afford our resident fees or entrance fees; the conditions of housing markets in certain geographic areas; our ability to generate sufficient cash flow to cover required interest and long-term lease payments and to fund our planned capital projects; risks related to the implementation of our redefined strategy, including initiatives undertaken to execute on our strategic priorities and their effect on our results; the effect of our indebtedness and long-term leases on our liquidity; the effect of our non-compliance with any of our debt or lease agreements (including the financial covenants contained therein) and the risk of lenders or lessors declaring a cross default in the event of our non-compliance with any such agreements; the risk of loss of property pursuant to our mortgage debt and long-term lease obligations; the possibilities that changes in the capital markets, including changes in interest rates and/or credit spreads, or other factors could make financing more expensive or unavailable to us; our determination from time to time to purchase any shares under our share repurchase program; our ability to fund any repurchases; our ability to effectively manage our growth; our ability to maintain consistent quality control; delays in obtaining regulatory approvals; the risk that we may not be able to expand, redevelop and reposition our communities in accordance with our plans; our ability to complete acquisition, disposition, lease restructuring and termination, financing, re-financing and venture transactions (including assets held for sale, the pending transactions with HCP, Inc. and our plans to market in 2018 and sell approximately 30 owned communities) on agreed upon terms or at all, including in respect of the satisfaction of closing conditions, the risk that regulatory approvals are not obtained or are subject to unanticipated conditions,

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and uncertainties as to the timing of closing, and our ability to identify and pursue any such opportunities in the future; our ability to successfully integrate acquisitions; competition for the acquisition of assets; our ability to obtain additional capital on terms acceptable to us; a decrease in the overall demand for senior housing; our vulnerability to economic downturns; acts of nature in certain geographic areas; terminations of our resident agreements and vacancies in the living spaces we lease; early terminations or non-renewal of management agreements; increased competition for skilled personnel; increased wage pressure and union activity; departure of our key officers and potential disruption caused by changes in management; increases in market interest rates; environmental contamination at any of our communities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against us; the cost and difficulty of complying with increasing and evolving regulation; unanticipated costs to comply with legislative or regulatory developments, including requirements to obtain emergency power generators for our communities; as well as other risks detailed from time to time in our filings with the Securities and Exchange Commission, including those set forth under "Item 1A. Risk Factors" contained in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management's views as of the date of this press release and/or associated earnings call. We cannot guarantee future results, levels of activity, performance or achievements, and we expressly disclaim any obligation to release publicly any updates or revisions to any of these forward-looking statements to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

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Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Years Ended December 31,
(in thousands, except per share data)	2017	2016	2017	2016
Revenue
Resident fees	$906,251	$1,010,074	$3,780,140	$4,168,621
Management fees	19,371	20,264	75,845	70,762
Reimbursed costs incurred on behalf of managed communities	240,268	178,530	891,131	737,597
Total revenue	1,165,890	1,208,868	4,747,116	4,976,980

Expense
Facility operating expense (excluding depreciation and amortization of $104,312, $117,721, $430,288, and $469,388, respectively)	634,554	686,176	2,602,155	2,799,402
General and administrative expense (including non-cash stock-based compensation expense of $5,285, $5,067, $27,832 and $32,285, respectively)	59,017	66,668	255,446	313,409
Transaction costs	9,649	2,040	22,573	3,990
Facility lease expense	81,787	91,745	339,721	373,635
Depreciation and amortization	116,054	129,088	482,077	520,402
Goodwill and asset impairment	18,966	221,877	409,782	248,515
Loss on facility lease termination	2,970	11,113	14,276	11,113
Costs incurred on behalf of managed communities	240,268	178,530	891,131	737,597
Total operating expense	1,163,265	1,387,237	5,017,161	5,008,063
Income (loss) from operations	2,625	(178,369)	(270,045)	(31,083)

Interest income	1,903	694	4,623	2,933
Interest expense:
Debt	(46,163)	(42,605)	(172,635)	(174,027)
Capital and financing lease obligations	(26,578)	(50,451)	(140,664)	(202,012)
Amortization of deferred financing costs and debt premium (discount)	(3,854)	(2,422)	(12,681)	(9,400)
Change in fair value of derivatives	(15)	(150)	(174)	(178)
Debt modification and extinguishment costs	(526)	(5,930)	(12,409)	(9,170)
Equity in (loss) earnings of unconsolidated ventures	(4,516)	1,182	(14,827)	1,660
Gain on sale of assets, net	20,656	5,092	19,273	7,218
Other non-operating income	4,899	3,790	11,418	14,801
Income (loss) before income taxes	(51,569)	(269,169)	(588,121)	(399,258)
Benefit (provision) for income taxes	66,590	569	16,515	(5,378)
Net income (loss)	15,021	(268,600)	(571,606)	(404,636)
Net (income) loss attributable to noncontrolling interest	36	113	187	239
Net income (loss) attributable to Brookdale Senior Living Inc. common stockholders	$15,057	$(268,487)	$(571,419)	$(404,397)

Basic and diluted net income (loss) per share attributable to Brookdale Senior Living Inc. common stockholders	$0.08	$(1.45)	$(3.07)	$(2.18)

Weighted average shares used in computing basic net income (loss) per share	186,412	185,684	186,155	185,653

Weighted average shares used in computing diluted net income (loss) per share	186,585	185,684	186,155	185,653

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Condensed Consolidated Balance Sheets

(in thousands)	December 31, 2017	December 31, 2016
Cash and cash equivalents	$222,647	$216,397
Marketable securities	291,796	—
Cash and escrow deposits – restricted	37,189	32,864
Accounts receivable, net	128,961	141,705
Assets held for sale	106,435	97,843
Prepaid expenses and other current assets, net	114,844	130,695
Total current assets	901,872	619,504
Property, plant and equipment and leasehold intangibles, net	5,852,145	7,379,305
Other assets, net	921,432	1,218,878
Total assets	$7,675,449	$9,217,687

Current liabilities	$1,095,776	$731,142
Long-term debt, less current portion	3,375,324	3,413,998
Capital and financing lease obligations, less current portion	1,164,466	2,415,914
Other liabilities	509,592	578,901
Total liabilities	6,145,158	7,139,955
Total Brookdale Senior Living Inc. stockholders' equity	1,530,728	2,077,982
Noncontrolling interest	(437)	(250)
Total equity	1,530,291	2,077,732
Total liabilities and equity	$7,675,449	$9,217,687

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Condensed Consolidated Statements of Cash Flows

	Years Ended December 31,
(in thousands)	2017	2016
Cash Flows from Operating Activities
Net income (loss)	$(571,606)	$(404,636)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss on extinguishment of debt, net	714	1,251
Depreciation and amortization, net	494,758	529,802
Goodwill and asset impairment	409,782	248,515
Equity in loss (earnings) of unconsolidated ventures	14,827	(1,660)
Distributions from unconsolidated ventures from cumulative share of net earnings	8,258	23,544
Amortization of deferred gain	(4,366)	(4,372)
Amortization of entrance fees	(2,901)	(4,195)
Proceeds from deferred entrance fee revenue	5,712	13,980
Deferred income tax (benefit) provision	(15,309)	3,248
Straight-line lease (income) expense	(14,313)	767
Change in fair value of derivatives	174	178
Gain on sale of assets, net	(19,273)	(7,218)
Loss on facility lease termination	14,276	—
Non-cash stock-based compensation expense	27,832	32,285
Non-cash interest expense on financing lease obligations	17,744	26,496
Amortization of (above) below market lease, net	(6,677)	(6,864)
Other	(8,819)	(9,137)
Changes in operating assets and liabilities:
Accounts receivable, net	12,747	1,581
Prepaid expenses and other assets, net	21,970	2,954
Accounts payable and accrued expenses	(4,527)	(83,248)
Tenant refundable fees and security deposits	(422)	(839)
Deferred revenue	(13,917)	3,300
Net cash provided by operating activities	366,664	365,732
Cash Flows from Investing Activities
Change in lease security deposits and lease acquisition deposits, net	(2,113)	(2,225)
Change in cash and escrow deposits — restricted	1,026	5,027
Purchase of marketable securities, net	(291,187)	—
Additions to property, plant and equipment and leasehold intangibles, net	(213,887)	(333,647)
Acquisition of assets, net of related payables and cash received	(5,196)	(12,157)
Investment in unconsolidated ventures	(199,017)	(13,377)
Distributions received from unconsolidated ventures	29,035	218,973
Proceeds from sale of assets, net	70,507	297,932
Property insurance proceeds	8,550	9,137
Other	975	7,162
Net cash (used in) provided by investing activities	(601,307)	176,825

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Cash Flows from Financing Activities
Proceeds from debt	1,307,205	387,348
Repayment of debt and capital and financing lease obligations	(1,054,161)	(469,309)
Proceeds from line of credit	100,000	1,276,500
Repayment of line of credit	(100,000)	(1,586,500)
Purchase of treasury stock	—	(9,640)
Payment of financing costs, net of related payables	(5,574)	(2,938)
Proceeds from refundable entrance fees, net of refunds	(2,179)	(901)
Payment on lease termination	(552)	(9,250)
Payments of employee taxes for withheld shares	(5,889)	(1,640)
Other	2,043	2,141
Net cash provided by (used in) financing activities	240,893	(414,189)
Net increase in cash and cash equivalents	6,250	128,368
Cash and cash equivalents at beginning of year	216,397	88,029
Cash and cash equivalents at end of year	$222,647	$216,397

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Reconciliation of Non-GAAP Financial Measures

This earnings release contains financial measures utilized by management to evaluate our operating performance and liquidity that are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP").  Each of these measures, Adjusted EBITDA and Adjusted Free Cash Flow, should not be considered in isolation from or as superior to or as a substitute for net income (loss), income (loss) from operations, net cash provided by (used in) operating activities, or other financial measures determined in accordance with GAAP.  We use these non-GAAP financial measures to supplement our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business.  We strongly urge you to review the reconciliations of Adjusted EBITDA from the Company's net income (loss), the Company's Adjusted Free Cash Flow from the Company's net cash provided by (used in) operating activities, and the Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures from such ventures' net cash provided by (used in) operating activities, along with our consolidated financial statements included herein.  We also strongly urge you not to rely on any single financial measure to evaluate our business.  We caution investors that amounts presented in accordance with our definitions of Adjusted EBITDA and Adjusted Free Cash Flow may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP measures in the same manner.

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) before: provision (benefit) for income taxes; non-operating (income) expense items; depreciation and amortization (including non-cash impairment charges); (gain) loss on sale or acquisition of communities (including gain (loss) on facility lease termination); straight-line lease expense (income), net of amortization of (above) below market rents; amortization of deferred gain; non-cash stock-based compensation expense; and change in future service obligation.

We changed our definition and calculation of Adjusted EBITDA when we reported results for the second quarter of 2016. Prior period amounts of Adjusted EBITDA presented herein have been recast to conform to the new definition. The current definition of Adjusted EBITDA reflects the removal of the following adjustments to our net income (loss) that were used in the former definition: the addition of our proportionate share of Cash From Facility Operations of unconsolidated ventures and our entrance fee receipts, net of refunds, and the subtraction of our amortization of entrance fees.

We use Adjusted EBITDA to assess our overall operating performance. We believe this non-GAAP measure, as we have defined it, is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance on our day-to-day operations. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current operating goals as well as achieve optimal operating performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA provides us with a measure of operating performance, independent of items that are beyond the control of management in the short-term, such as the change in the liability for the obligation to provide future services under existing lifecare contracts, depreciation and amortization (including non-cash impairment charges), straight-line lease expense (income), taxation and interest expense associated with our capital structure. This metric measures our operating performance based on operational factors that management can impact in the short-term, namely revenues and the cost structure or expenses of the organization. Adjusted EBITDA is one of the metrics used by senior management and the board of directors to review the operating performance of the business on a regular basis. We believe that Adjusted EBITDA is also used by research analysts and investors to evaluate the performance of and value companies in our industry.

Adjusted EBITDA has limitations as an analytical tool. Material limitations in making the adjustments to our net income (loss) to calculate Adjusted EBITDA, and using this non-GAAP financial measure as compared to GAAP net income (loss), include:

•
the cash portion of interest expense, income tax (benefit) provision and non-recurring charges related to gain (loss) on sale of communities (or facility lease termination) and extinguishment of debt activities generally represent charges (gains), which may significantly affect our operating results; and

•
depreciation and amortization and asset impairment represent the wear and tear and/or reduction in value of our communities and other assets, which affects the services we provide to residents and may be indicative of future needs for capital expenditures.

We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because it is helpful in identifying trends in our day-to-day performance since the items excluded have little or no significance to our day-to-day operations and it provides an assessment of our revenue and expense management.

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The table below reconciles Adjusted EBITDA from net income (loss) for the three and twelve months ended December 31, 2017 and December 31, 2016:

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2017	2016	2017	2016
Net income (loss)	$15,021	$(268,600)	$(571,606)	$(404,636)
(Benefit) provision for income taxes	(66,590)	(569)	(16,515)	5,378
Equity in loss (earnings) of unconsolidated ventures	4,516	(1,182)	14,827	(1,660)
Debt modification and extinguishment costs	526	5,930	12,409	9,170
Gain on sale of assets, net	(20,656)	(5,092)	(19,273)	(7,218)
Other non-operating income	(4,899)	(3,790)	(11,418)	(14,801)
Interest expense	76,610	95,628	326,154	385,617
Interest income	(1,903)	(694)	(4,623)	(2,933)
Income (loss) from operations	2,625	(178,369)	(270,045)	(31,083)
Depreciation and amortization	116,054	129,088	482,077	520,402
Goodwill and asset impairment	18,966	221,877	409,782	248,515
Loss on facility lease termination	2,970	11,113	14,276	11,113
Straight-line lease (income) expense	(5,109)	(1,786)	(14,313)	767
Amortization of (above) below market lease, net	(1,586)	(1,699)	(6,677)	(6,864)
Amortization of deferred gain	(1,089)	(1,093)	(4,366)	(4,372)
Non-cash stock-based compensation expense	5,285	5,067	27,832	32,285
Adjusted EBITDA (1)	$138,116	$184,198	$638,566	$770,763

(1)
For the three and twelve months ended December 31, 2017, the calculation of Adjusted EBITDA includes $10.9 million and $25.4 million of transaction and strategic project costs, respectively. For the three and twelve months ended December 31, 2016, the calculation of Adjusted EBITDA includes $10.1 million and $54.2 million of integration, transaction, transaction-related and strategic project costs, respectively. Integration costs include transition costs associated with organizational restructuring (such as severance and retention payments and recruiting expenses), third party consulting expenses directly related to the integration of acquired communities (in areas such as cost savings and synergy realization, branding and technology and systems work), and internal costs such as training, travel and labor, reflecting time spent by Company personnel on integration activities and projects. Transaction and transaction-related costs include third party costs directly related to acquisition and disposition activity, community financing and leasing activity, our assessment of options and alternatives to enhance stockholder value and corporate capital structure assessment activities (including stockholder relations advisory matters), and are primarily comprised of legal, finance, consulting, professional fees and other third party costs. Strategic project costs include costs associated with certain strategic projects related to refining the Company's strategy, building out enterprise-wide capabilities (including the EMR roll-out project) and reducing costs and achieving synergies by capitalizing on scale.

Adjusted Free Cash Flow

We define Adjusted Free Cash Flow as net cash provided by (used in) operating activities before: changes in operating assets and liabilities; gain (loss) on facility lease termination; and distributions from unconsolidated ventures from cumulative share of net earnings; plus: proceeds from refundable entrance fees, net of refunds; and property insurance proceeds; less: lease financing debt amortization and Non-Development CapEx. Non-Development CapEx is comprised of corporate and community-level capital expenditures, including those related to maintenance, renovations, upgrades and other major building infrastructure projects for our communities. Non-Development CapEx does not include capital expenditures for community expansions and major community redevelopment and repositioning projects, including our Program Max initiative, and the development of new communities. Amounts of Non-Development CapEx are presented net of lessor reimbursements received or anticipated to be received in the calculation of Adjusted Free Cash Flow.

Our proportionate share of Adjusted Free Cash Flow of unconsolidated ventures is calculated based on our equity ownership percentage and in a manner consistent with the definition of Adjusted Free Cash Flow for our consolidated entities. Our investments in our unconsolidated ventures are accounted for under the equity method of accounting and, therefore, our proportionate share

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of Adjusted Free Cash Flow of unconsolidated ventures does not represent cash available to our consolidated business except to the extent it is distributed to us.

Accounting Standards Update 2016-15, Statement of Cash Flows - Classification of Certain Cash Receipts and Cash Payments ("ASU 2016-15") will be effective for the Company on January 1, 2018 and will be applied retrospectively for all periods presented. Among other things, ASU 2016-15 provides that debt prepayment and extinguishment costs will be classified within financing activities. We have identified $11.7 million and $7.9 million of cash paid for debt modification and extinguishment costs for the years ended December 31, 2017 and 2016, respectively, which we have determined will be retrospectively classified as cash flows from financing activities and will result in an increase to the amount of net cash provided by operating activities for such years. We do not anticipate changing our definition of Adjusted Free Cash Flow upon our adoption of ASU 2016-15. As a result, we anticipate that in future presentations of Adjusted Free Cash Flow that accompany 2018 financial results, the amount of Adjusted Free Cash Flow for the years ended December 31, 2017 and 2016 will be increased by $11.7 million and $7.9 million, respectively.

We use Adjusted Free Cash Flow to assess our overall liquidity. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial and liquidity goals as well as to achieve optimal financial performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed.

Adjusted Free Cash Flow measures our liquidity based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted Free Cash Flow is one of the metrics used by our senior management and board of directors (i) to review our ability to service our outstanding indebtedness, including our credit facilities, (ii) to review our ability to pay dividends to stockholders or engage in share repurchases, (iii) to review our ability to make capital expenditures, (iv) for other corporate planning purposes and/or (v) in making compensation determinations for certain of our associates (including our named executive officers).

Adjusted Free Cash Flow has limitations as an analytical tool. Material limitations in making the adjustments to our net cash provided by (used in) operating activities to calculate Adjusted Free Cash Flow, and using this non-GAAP financial measure as compared to GAAP net cash provided by (used in) operating activities, include:

•
Adjusted Free Cash Flow does not represent cash available for dividends or discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures not reflected in this measure; and

•
the cash portion of non-recurring charges related to gain (loss) on lease termination and extinguishment of debt activities generally represent charges (gains), which may significantly affect our financial results.

In addition, our proportionate share of Adjusted Free Cash Flow of unconsolidated ventures has limitations as an analytical tool because such measure does not represent cash available directly for use by our consolidated business except to the extent actually distributed to us, and we do not have control, or we share control in determining, the timing and amount of distributions from our unconsolidated ventures and, therefore, we may never receive such cash.

We believe Adjusted Free Cash Flow is useful to investors because it assists their ability to meaningfully evaluate (1) our ability to service our outstanding indebtedness, including our credit facilities and capital and financing leases, (2) our ability to pay dividends to stockholders or engage in share repurchases, (3) our ability to make capital expenditures, and (4) the underlying value of our assets, including our interests in real estate.

We believe presentation of our proportionate share of Adjusted Free Cash Flow of unconsolidated ventures is useful to investors since such measure reflects the cash generated by the operating activities of the unconsolidated ventures for the reporting period and, to the extent such cash is not distributed to us, it generally represents cash used or to be used by the ventures for the repayment of debt, investing in expansions or acquisitions, reserve requirements, or other corporate uses by such ventures, and such uses reduce our potential need to make capital contributions to the ventures of our proportionate share of cash needed for such items.

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The table below reconciles the Company's Adjusted Free Cash Flow from net cash provided by (used in) operating activities for the three and twelve months ended December 31, 2017 and December 31, 2016:

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2017	2016	2017	2016
Net cash provided by operating activities	$83,555	$88,451	$366,664	$365,732
Net cash (used in) provided by investing activities	(71,589)	231,199	(601,307)	176,825
Net cash provided by (used in) financing activities	(80,873)	(177,437)	240,893	(414,189)
Net increase (decrease) in cash and cash equivalents	$(68,907)	$142,213	$6,250	$128,368

Net cash provided by operating activities	$83,555	$88,451	$366,664	$365,732
Changes in operating assets and liabilities	(1,941)	13,725	(15,851)	76,252
Proceeds from refundable entrance fees, net of refunds	62	6	(2,179)	(901)
Lease financing debt amortization	(18,650)	(16,409)	(64,906)	(63,267)
Loss on facility lease termination	—	11,113	—	11,113
Distributions from unconsolidated ventures from cumulative share of net earnings	(6,893)	(17,144)	(8,258)	(23,544)
Non-development capital expenditures, net	(71,908)	(49,363)	(186,467)	(220,767)
Property insurance proceeds	4,120	2,777	8,550	9,137
Adjusted Free Cash Flow	$(11,655)	$33,156	$97,553	$153,755

The table below reconciles the Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures from net cash provided by (used in) operating activities of such unconsolidated ventures for the three and twelve months ended December 31, 2017 and December 31, 2016.  For purposes of this presentation, amounts for each line item represent the aggregate amounts of such line items for all of our unconsolidated ventures.

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2017	2016	2017	2016
Net cash provided by operating activities	$61,910	$40,994	$269,755	$198,524
Net cash used in investing activities	(28,593)	5,556	(1,267,525)	(118,935)
Net cash (used in) provided by financing activities	(52,315)	(55,554)	1,031,064	(88,262)
Net increase in cash and cash equivalents	$(18,998)	$(9,004)	$33,294	$(8,673)

Net cash provided by operating activities	$61,910	$40,994	$269,755	$198,524
Changes in operating assets and liabilities	6,904	8,617	(13,184)	(2,508)
Proceeds from refundable entrance fees, net of refunds	(1,664)	(4,931)	(17,366)	(7,675)
Non-development capital expenditures, net	(31,196)	(26,232)	(100,621)	(98,305)
Property insurance proceeds	584	—	2,425	—
Adjusted Free Cash Flow of unconsolidated ventures	$36,538	$18,448	$141,009	$90,036

Brookdale weighted average ownership percentage	32.9%	36.7%	25.1%	36.2%
Brookdale's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures	$12,037	$6,763	$35,416	$32,630

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Contact:
Brookdale Senior Living Inc.

Investor Relations:	(615) 564-8104
Ross Roadman	rroadman@brookdale.com
Kathy MacDonald	kathy.macdonald@brookdale.com

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